UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

MEDCO HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31312	22-3461740
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-269-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 24, 2006, the board of directors of Medco Health Solutions, Inc. (the “Registrant”) established performance goals under the Executive Annual Incentive Plan (the “Executive AIP”) for performance year 2006 of achieving pre-established levels of earnings per share, net new sales, customer satisfaction and member satisfaction. The board established target bonuses so that a participant under the Executive AIP would be entitled to receive from 40% to 100% of salary as a target bonus, depending on management level, with a payout ranging from 20% to 250% of target bonus depending upon the attainment of total performance goals. The board has the discretion to reduce, but not increase, the amount of a participant’s bonus under the Executive AIP.

Item 5.02. Appointment of Principal Officer.

On February 24, 2006, the Registrant’s board of directors approved the appointment of Mr. Kenneth O. Klepper, 52, as the President and Chief Operating Officer of Medco Health Solutions, Inc. effective March 1, 2006. Mr. Klepper has served as Executive Vice President, Chief Operating Officer since joining the Registrant in June 2003. In addition to his continuing business operations oversight and responsibility for the specialty pharmacy business, Mr. Klepper assumes responsibility for sales and account management, consisting of the four customer groups previously reporting to David B. Snow, Jr., the Registrant’s Chairman and Chief Executive Officer. Mr. Klepper came to the Registrant from WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) where he held the position of Senior Vice President, Process Champion from March 1995 to August 1999, and then held the position of Senior Vice President for Systems, Technology and Infrastructure from August 1999 to April 2003.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description
99.1	Press Release dated March 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.

Date: March 1, 2006	By:	/s/ David S. Machlowitz
David S. Machlowitz
Senior Vice President, General Counsel and Secretary